Exhibit 10.24.1

December 16, 2004

Mr. Gregory M. Sebasky
President
MedQuist Inc.
1000 Bishops Gate Blvd.
Suite 300
Mt. Laurel, NJ  08054-4632

Dear Greg:

In response to various discussions, Nightingale & Associates, LLC (“Nightingale”) has been asked to submit this proposed Amendment to our Engagement Letter with MedQuist Inc. (“MedQuist” or the “Company”) dated July 29, 2004.  This Amendment describes our understanding of the scope of work of a proposed Phase II assignment as well as provides revisions to the cost structure for the additional work.  All other terms and conditions for the retention of Nightingale, as detailed in the July 29, 2004 Engagement Letter, including but not limited to the Release and Indemnification agreement, will remain in force and effect.  It is our continued understanding that Nightingale will be engaged by MedQuist and will report to the Company’s Board of Directors.

I.                                         SCOPE OF WORK:

Effective November 1, 2004 Nightingale will extend the term of Howard Hoffmann’s role as MedQuist’s Interim Chief Executive Officer on a month to month basis for a period of up to six months.  Ongoing advisory work, if any, following termination of Mr. Hoffmann’s role as Interim Chief Executive Officer will be subject to negotiation of a mutually agreeable Scope of Work and Fee Structure.

II.                                     COST ESTIMATE:

Nightingale will no longer invoice Mr. Hoffmann’s time on an hourly basis nor will there be a Performance Fee associated with Phase II work.  Instead, Nightingale’s fees for Mr. Hoffmann’s role as Interim Chief Executive Officer will be a fixed rate of $200,000 per month payable in arrears.  If the Mr. Hoffmann’s role is terminated during the course of a month, Nightingale’s fees for the final month will be prorated based on the actual number of calendar days elapsed during the month up to and including Mr. Hoffmann’s final day of work.

Nightingale will continue to make available the services of Mr. Eugene A. Reilly to perform selected services in connection with the Company’s remediation activities.  Mr. Reilly’s professional time fee services have been and will continue to be invoiced to MedQuist at his prevailing hourly rate of $350/hour.  Per your request, attached is an analysis of the Mr. Reilly’s time spent on the project to date as well as a recap of the tasks performed to date.  Mr. Reilly’s ongoing responsibilities include completion of the Work Type Cleanup in LINKS as well as the Account Number Rollup analysis.  Both of these projects should be completed in January 2005.  Ongoing work beyond that time will be a function of available, qualified resources within the Company and the nature of ongoing critical analysis requirements, if any.  Should it become necessary to utilize the services of additional Nightingale personnel on the project, it is agreed that Nightingale will invoice professional time fees for such personnel at their prevailing hourly rates.  Nightingale agrees that it will confer with the Board of Directors before adding additional personnel to the project team.

In addition to professional time fees, out-of-pocket expenses are billed at cost, and generally range from 10% to 20% of professional time fees, depending on the amount of travel involved.  Out-of-pocket expenses consist primarily of transportation, meats, lodging, telephone, specifically assignable secretarial and office assistance, and report production.

III.                                 ADVANCE DEPOSIT

Nightingale requires an Advance Deposit for all assignments of the type described above.  Given this situation, Nightingale will not require an increase of its existing Advance Deposit of $75,000 that has been paid by the Company.  At the completion of the project and at the direction of the Company, Nightingale will either apply the Advance Deposit to any outstanding invoices or, if there are no unpaid invoices owing to Nightingale, promptly return the Deposit to the Company.

*  *  *  *  *  *  *  *  *  *  *

If this Amendment conforms to your understanding of the terms and conditions of our retention, please have the appropriate party signify agreement by signing and returning the enclosed extra copy of this Amendment.

We look forward to continue working with you and the Company.

Sincerely,

/s/ Howard S. Hoffman

Howard S. Hoffman

READ, UNDERSTOOD AND AGREED TO BY:

MedQuist Inc.

By:	/s/ Gregory M. Sebasky

Title:	President

Date:	1-7-2005